Exhibit 12
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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                                   June 30, 1997                Years Ended December 31,
                                     Actual                    -------------------------------------------------------------
                                    (Unaudited)   1996       1995         1994      1993        1992
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                           $26,325    $22,954     $23,910     $14,589    $14,274     $21,052
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Add income taxes and fixed charges
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  Current federal income taxes        10,614      6,918       7,212       1,020      2,183       4,608
  Deferred federal income taxes        3,376      4,675       3,512       3,930      2,199       4,560
  Investment tax credits - net          (496)      (498)       (503)       (508)      (508)       (507)
  Interest on long-term debt          17,104     17,205      16,627      14,334     12,715      13,290
  Interest on short-term debt and other2,193      2,883       3,663       2,897      2,074       1,277
                                     -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges        $59,116     $54,137     $54,421    $36,262     $32,937   $44,280
                                     -------    -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt         $17,104    $17,205     $16,627     $14,334    $12,715     $13,290
  Interest on short-term debt and other2,193      2,883       3,663       2,897      2,074       1,277
                                     -------    -------     -------     -------    -------     -------

        Total fixed charges          $19,297    $20,088     $20,290     $17,231    $14,789     $14,567
                                     =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges   3.06        2.69        2.68       2.10        2.23        3.04
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